                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 1-8997
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         RAYONIER TIMBERLANDS, L.P. (A Delaware Limited Partnership)
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            (Exact name of registrant as specified in its charter)


         1177 Summer Street, Stamford, CT 06905-5529, (203) 348-7000
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

      Class A Depositary Units Registered on the New York Stock Exchange
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: One (1)
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        Pursuant to the requirements of the Securities Exchange Act of 1934, Rayonier Timberlands, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  February 20, 1998             By:  RAYONIER FOREST RESOURCES COMPANY
        -----------------                  Managing General Partner


                                      By:     /s/ KENNETH P. JANETTE
                                         ------------------------------------
                                      Name:   Kenneth P. Janette
                                      Title:  Vice President &
                                               Corporate Controller